Exhibit 23.1

LBB & ASSOCIATES LTD., LLP
10260 Westheimer Road, Suite 310
Houston, TX 77042
Phone: (713) 800-4343 Fax: (713) 456-2408

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders’ of
Summer Energy Holdings, Inc.

We consent to the incorporation by reference in the Registration Statement No. 333-185303 on Form S-8 of Summer Energy Holdings, Inc. of our Report of Independent Registered Public Accounting Firm dated March 26, 2013 covering the consolidated balance sheet of Summer Energy Holdings, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, statement of stockholders’ equity and cash flows included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and for the period ended December 31, 2011.

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

Houston, Texas
March 26, 2013